RELEASE AND SETTLEMENT AGREEMENT


     THIS RELEASE AND SETTLEMENT AGREEMENT ("Agreement") is made effective on the 1st day of March, 2001 ("Effective Date") between Xerox Corporation, a New York corporation with offices at Fairport, New York ("Xerox"), Set Electronique S.A., a French corporation with offices at Wissous, France ("SE"), and Accent Color Sciences, Inc., a Connecticut corporation with offices at East Hartford, Connecticut ("ACS").

                                    RECITALS:

WHEREAS, SET Electronique France S.A., a French corporation with offices at Wissons, France ("SET"), entered into a certain Product Development and Distribution Agreement with ACS effective August 27, 1997 ("Distribution Agreement"); and

WHEREAS, on or about February 16, 1999, SET was subject to a share purchase by Xerox Document Services SNC, a partnership with its principal office at 134-140 Rue d'Ambervilliers, Paris ("XDS"), as represented by the affiliated company Xerox The Document Company S.A.S., a French corporation, such share purchase resulting in SE, becoming a wholly owned subsidiary of XDS; and

WHEREAS, ACS and SE desire to ratify the assignment to SE of all rights and obligations of SET under the terms of the Distribution Agreement effective with the share purchase described herein; and

WHEREAS, ACS and SE have each asserted certain claims against the other respectively with respect to the Distribution Agreement; and

WHEREAS, each party disputes the validity of the claims and amounts alleged to be due and owing by the other party; and

WHEREAS, the parties desire to settle any and all claims each may have against the other, in the manner and upon the terms and conditions herein provided:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parities hereby agree as follows:

I.   DEFINITIONS

1. Closing. "Closing" shall mean March 1, 2001, or such other date as the parties mutually agree.

2. Distribution Agreement. "Distribution Agreement" shall mean the Distribution Agreement together with certain amendments to the Distribution Agreement entered into by ACS and SE from time to time, such amendments including (without limitation) the July 21, 1999 letter from Jerry Luckett of SE.


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3.   Products.  "Products"  shall  have the  same  meaning  as set  forth in the
     Distribution Agreement, namely the ACS-SET Truecolor System and other ACS products listed in Exhibits A through C, including Spares, Consumables and all modifications, improvements, enhancements, additions, updates, releases and versions thereof. All other defined terms in this Section shall have the meaning ascribed to them in the Distribution Agreement.

4. Xerox Company. "Xerox Company" shall mean Xerox Corporation, Xerox Limited, Fuji Xerox Co., Ltd., Modi Xerox Co., Ltd., Xerox The Document Company S.A.S., SE, XDS, and any entity which is owned or controlled directly or indirectly by Xerox Corporation or by any of the foregoing.

II.  OBLIGATIONS OF THE PARTIES

1.   Xerox Obligations.

          (a) Payment. At the Closing and concurrently with receipt of an executed release from ACS in the form attached hereto as Attachment A, Xerox will electronically transfer (wire) the amount of three hundred eighty-one thousand five hundred eighty-five dollars ($381,585.00) to ACS. The foregoing payment constitutes Xerox's sole liability with respect to this Agreement.

2.   ACS Obligations.

          (a) Release. At the Closing, ACS will deliver to each of Xerox and SE an original executed release in the form attached hereto as Attachment A ("Xerox Company Release").

          (b) Technical Support. Commencing with the Closing Date, ACS will continue to provide SE, at ACS' then current charges, telephone technical support, service and software support with respect to Products during the period continuing for seven (7) years after the date of delivery of the last ACS-SET Truecolor System to SE. If a technical problem cannot be resolved by telephone technical support, ACS will provide on site technical support to SE at ACS' then current charges, plus reasonable costs of travel, food and lodging actually incurred by ACS and preapproved in writing by SE.

III. TERMINATION OF DISTRIBUTION AGREEMENTS

1. Distribution Agreement. Upon the Closing Date, the Distribution Agreement will be deemed terminated in its entirety by mutual agreement of ACS and SE, provided that ACS' obligations under the Distribution Agreement with respect to any and all Products delivered in accordance with the Distribution Agreement as of the effective termination date will survive such termination. Except with respect to such surviving provisions and the technical support identified in Section 11.2(b), neither party shall have any further liability under the Distribution Agreement.

2. Product Development and Distribution Agreement. In addition, the Product Development and Distribution Agreement executed by the parties effective August 27, 1997, will be deemed terminated in its entirety by


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

     mutual agreement of ACS and SE as of the Closing Date, and neither party shall have any further liability thereunder.

IV.  GENERAL

1. Admission of Liability. The parties acknowledge and agree that neither the execution nor delivery of this Agreement or of any document to be executed or delivered pursuant to this Agreement nor the taking of any action(s) taken or to be taken pursuant to this Agreement shall constitute or be construed as an admission of any liability by any party.

2. Covenant Not to Sue. Except for actions to enforce this Agreement, each of the parties agrees not to file or cause to be filed any complaint (or any motion or document in the nature of a complaint) with any court, arbitrator, agency, commission, department or other tribunal in any jurisdiction against the other party (or its affiliates, shareholders, directors, officers, employees, agents, attorneys, insurers or representatives) with respect to any claims included within the Xerox Company Release. In the event that a lawsuit is brought to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees from the other party.

3. Non-Assignment of Claims. ACS represents and warrants (a) that it holds all right, title and interest in and to all of the claims to be released pursuant to the Xerox Company Release and that it has not assigned or otherwise transferred any right, title or interest in any such claims; (b) that it has no knowledge of any third party claims against Xerox Company arising out of or related to goods and services provided in connection with ACS' performance under the Distribution Agreement; and (c) that in the event any such claim arises, ACS shall use best efforts to achieve prompt resolution thereof. Xerox represents and warrants that it holds all right, title and interest in and to all of the claims to be released pursuant to the ACS Release and that it has not assigned or otherwise transferred any right, title or interest in any such claims.

4. Indemnification. ACS hereby agrees to indemnify, defend and hold Xerox, Xerox Companies, and their respective officers, affiliates, employers, directors, principals, agents and representatives harmless from and against any and all liabilities, liens, claims, damages, costs and expenses, together with reasonable attorneys' fees incurred in connection with a breach of any of its obligations hereunder.

5. Waiver. No waiver of any portion of this Agreement shall be valid unless such waiver is in writing, is signed by the waiving party and specifically designates the breach waived. The waiver by any party in any particular instance of any such party's rights hereunder shall not be considered as a continuing waiver of similar or other rights or breaches.

6. Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void or otherwise unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each term, provision, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7. No Joint and Several Liability. Nothing in this Agreement shall be deemed to create joint and several liability among any of the parties hereto.


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

8. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

9. Costs and Expenses. In the event that any party hereto shall default in the performance or observance (herein called the "Defaulting Party") of the Defaulting Party's duties or obligations under this Agreement, the Defaulting Party shall pay any and all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by the other party in enforcing or attempting to enforce the duties and obligations of the Defaulting Party hereunder.

10. Captions. The captions in this Agreement are for convenience of reference only and shall not be considered in the construction or interpretation of any term or provision hereof.

11. Enforceability. Each of the parties hereto represents and declares that the person executing this Agreement on behalf of such party, together with all Attachments and Exhibits, is duly empowered and authorized to do so and that this Agreement and Exhibits are each a legal, valid and binding obligation of such party, enforceable in full accordance with its terms.

12. Controlling Language. This Agreement shall be in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English only.

13. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to its conflict of laws principals.

14. Entire Agreement. This Agreement, including the Recitals and together with the Xerox Company Release, constitutes the entire agreement between the parties hereto relating to the settlement of the claims described herein. No amendment, modification or waiver of this Agreement or any provisions of this Agreement shall be valid unless the same shall be in writing and signed by each party hereto. There are no understandings, agreements or representations or warranties, express or implied, not specified herein.

15. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed to constitute a correct and true original of the Agreement.


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

XEROX CORPORATION                               ACCENT COLOR SCIENCES

By:/s/ Thomas F. Wetjen                         By: /s/ Ronald Derby

Name: Thomas F. Wetjen                          Name: Ronald Derby

Title: VP/GM                                    Title: Chief Financial Officer


SET ELECTRONIQUES S.A.

By: /s/ Karl Certy

Name: Karl Certy

Title: Director


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

                                  ATTACHMENT A

                              XEROX COMPANY RELEASE


FOR THE CONSIDERATION set forth in a certain Release and Settlement Agreement, dated March 1, 2001, between Xerox Corporation, a New York corporation with offices at Fairport, New York ("Xerox"), Set Electronique S.A., a French corporation with offices at Wissous, France ("SE"), and Accent Color Sciences, Inc., a Connecticut corporation with offices at East Hartford, Connecticut ("ACS"), the receipt of which is hereby acknowledged, ACS, for itself and for its successors and assigns, hereby remises, releases and forever discharges Xerox, Xerox Companies, their respective successors and assigns and its affiliates, officers, employees, directors, principals, agents and representatives ("Releasees"), of and from any and all manner of action and actions, causes and causes of actions, suits, debts, accounts, sums of money, covenants, contracts, promises, agreements, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which ACS ever had, now has or which ACS or its successors and assigns, can, shall or may have against Releasees, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of these presents, excluding, however, any and all claims arising by virtue of any failure by Xerox or SE to perform any of its obligations pursuant to such Release and Settlement Agreement.

Dated: March 1, 2001


                                             ACCENT COLOR SCIENCES

                                             By: /s/ Ronald Derby

                                             Name: Ronald Derby

                                             Title: Chief Financial Officer

STATE OF CONNECTICUT       )
                           ) ss: East Hrtford, CT
COUNTY OF HARTFORD         )

     On this 1st day of March, 2001, before me, the subscriber, personally appeared Ronald Derbyonally known, who being by me duly sworn, did depose and say that he is the Chief Financial Officer of Accent Color Sciences, Inc., the corporation described in and which executed the foregoing instrument and that he executed the same by order of the Board of Directors of said corporation.


      /s/ Gary W. Sekorski (notary public)
      ------------------------------------


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